Exhibit 10.6
SECOND AMENDMENT TO OMNIBUS OPERATING AGREEMENT
THIS SECOND AMENDMENT TO OMNIBUS OPERATING AGREEMENT (“Amendment”), is entered into as of December 17, 2012, by and between Pioneer Natural Resources USA, Inc., a Delaware corporation (“Pioneer USA”), and Pioneer Southwest Energy Partners USA LLC, a Delaware limited liability company (“PSE LLC”). Pioneer USA and PSE LLC are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties have entered into that certain Omnibus Operating Agreement dated May 6, 2008 (as amended, the “IPO Omnibus Operating Agreement;” capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the IPO Omnibus Operating Agreement); and
WHEREAS, the Parties have entered into that certain Operating Agreement dated May 6, 2008 (as amended, the “IPO Operating Agreement”); and
WHEREAS, pursuant to the IPO Omnibus Operating Agreement, PSE LLC has the right, along with Pioneer USA, to propose, participate and/or go non-consent in the drilling of Down-Spaced Wells pursuant to the terms and conditions of Article VI.B of the IPO Operating Agreement, subject to the limitation that PSE LLC shall not propose any Down-Spaced Well to a depth below the deepest producing perforation in the Applicable Wellbore; and
WHEREAS, pursuant to the IPO Omnibus Operating Agreement, PSE LLC has the right to participate in a proposal by Pioneer USA to (i) drill and complete a Down-Spaced Well in an objective depth and/or interval that is deeper than the deepest producing perforation in the Applicable Wellbore, and (ii) dually completed in or commingled with production from a producing perforation in the Applicable Wellbore; and
WHEREAS, pursuant to the IPO Omnibus Operating Agreement, if PSE LLC participates in the drilling of any such Down-Spaced Well, Pioneer USA is required to convey to PSE LLC an undivided interest in the wellbore of such Down-Spaced Well from the surface to the deepest producing perforation in such Down-Spaced Well (together with an easement for operating purposes extending an additional one hundred feet (100’) in depth); and
WHEREAS, as of the date of this Amendment, Pioneer USA has proposed three Down-Spaced Wells as to which PSE LLC has exercised its right to participate in accordance with the IPO Omnibus Operating Agreement (the “Added Wellbores”); and
WHEREAS, Pioneer USA may from time to time hereafter propose a Down-Spaced Well as to which PSE LLC exercises its right to participate in accordance with the IPO Omnibus Operating Agreement, and will execute and deliver to PSE LLC a conveyance of an undivided interest in the wellbore of such Down-Spaced Well (each a “New Wellbore”); and

NOW, THEREFORE, for Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Provisions Related to Title.
(a) Except as otherwise limited herein, with respect to each conveyance executed and delivered by Pioneer USA to PSE LLC conveying an undivided interest in the wellbore of an Added Wellbore and a New Wellbore as contemplated by the IPO Omnibus Operating Agreement (each a “Conveyance”), Pioneer USA shall defend, indemnify, and hold harmless PSE LLC for, and shall pay to PSE LLC the amount of, any loss, liability, demand, judgment, settlement, fine, penalty, expense, cost, remediation cost or expense, attorneys fees and expenses, claim, or damage, whether or not involving a third-party claim (collectively, “Damages”), arising from any failure to allocate or convey to, or vest in, PSE LLC Defensible Title (as defined below) to the Assets (as such term is defined in such Conveyance).
(b) For purposes of Section 1 of this Agreement, the following terms shall have the respective meanings set forth below
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.
“Assigned Depths” means, as to each Added Wellbore and New Wellbore, those rights from the surface to the base of the Producing Interval conveyed to PSE LLC pursuant to the Conveyance.
“Common Units” shall have the meaning set forth in the Partnership Agreement.
“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person which was required to be obtained in connection with the consummation of a Conveyance.
“Contract” means any valid and subsisting contract, agreement, or instrument by which any of the Wellbores are bound, or that directly relates to or is otherwise directly applicable to any of the Wellbores, including operating agreements, unitization, pooling and communitization agreements, declarations, and orders, joint venture agreements, farmin and farmout agreements, production handling agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing agreements, or salt water disposal agreements, to the extent applicable to the Wellbores, or the production of Hydrocarbons from the Wellbores.
“Defensible Title” means, as to the Assets, that title which is filed, recorded, or otherwise referenced of record in the records of the applicable Governmental Body in a manner which under applicable Legal Requirements constitutes constructive notice of ownership of such Asset to third parties acquiring an interest in or an encumbrance against such Asset, and which:
(a)    Entitles PSE LLC, as to the Producing Interval in each Wellbore, to receive and retain without suspension, reduction, or termination, not less than the Net Revenue Interest set forth for such Wellbore as identified by Pioneer USA to PSE LLC in writing at the time of the Conveyance, through the plugging, abandonment, and salvage of such Wellbore, except for any decrease (i) caused by orders of the appropriate Governmental Body having jurisdiction over the Wellbore that are promulgated after the Effective Time that concern pooling, unitization, communitization, or spacing matters; or (ii) caused by PSE LLC, its successors or assigns;
(b)    Obligates PSE LLC, as to the Producing Interval in each Wellbore to bear not more than the Working Interest set forth for such Wellbore, through the plugging, abandonment, and salvage of such Wellbore, except for any increase (i) caused by PSE LLC, its successors or assigns; (ii) that also results in the Net Revenue Interest associated with the Wellbore being proportionately increased; or (iii) caused by orders of the appropriate Governmental Body having jurisdiction over the Wellbore that are promulgated after the Effective Time that concern pooling, unitization, communitization, or spacing matters; and
(c)    Is free and clear of all Encumbrances except for Permitted Encumbrances.
“Effective Time” means the effective time of the Conveyance as specified therein.
“Encumbrance” means any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, or security interest.
“Equipment” means, with respect to each Wellbore, all subsurface (but only insofar as to the Assigned Depths) and surface tangible personal property, fixtures, and equipment used in connection with the operation of such Wellbore, and, in connection with each Wellbore, the production of Hydrocarbons from such Wellbore, or the separating, storing, handling, compressing, dehydrating, treating, and delivery of Hydrocarbons or water produced from such Wellbore, or otherwise associated with production from such Wellbore; but excluding any personal property, fixtures, or equipment that (a) in connection with each Wellbore is used after or located beyond the point of sale of Hydrocarbons produced from such Wellbore, or (b) as of the Effective Time, has not been charged to the owner(s) of the working interest in such Wellbore.
“Excluded Assets” as to each Wellbore shall have the meaning set forth in the Conveyance related thereto.

“Governmental Authorization” means any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” means any:
(a)    nation, state, county, city, town, village, district, or other jurisdiction of any nature;
(b)    federal, state, local, municipal, foreign, or other government;
(c)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
(d)    multi-national organization or body; or
(e)    body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hydrocarbons” means oil, gas, minerals, and other gaseous and liquid hydrocarbons or any combination of the foregoing, produced from and attributable to the Wellbores.
“Leases” as to each Wellbore shall have the meaning set forth in the Conveyance related thereto.
“Legal Requirement” means any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.
“Mineral Interests” means the mineral interests conveyed to Pioneer USA or its predecessors under the mineral deeds described in the Conveyance.
“Net Revenue Interest” means, for any Wellbore (or the specified zone(s) therein), PSE LLC’s share of the Hydrocarbons produced, saved, and marketed therefrom (after satisfaction of all third party royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons).
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Pioneer Southwest Energy Partners L.P., a Delaware limited partnership, as may be amended or restated from time to time.

“Paying Quantities” means quantities sufficient to yield a return to the holders of the operating interest in excess of operating and equipping expenses and costs and severance taxes, including such overhead, depreciation, and other costs and expenses that are legally recognized by Texas law as chargeable against revenues for purposes of determining whether production is in paying quantities, such return to be measured over each calendar quarter.
“Permitted Encumbrances” means any of the following:
(a)    any obligations or duties reserved to or vested in any municipality or other Governmental Body to regulate any Asset in any manner including all applicable Legal Requirements, except to the extent any of the same have been applied or exercised, individually or in the aggregate, in a manner which operates to reduce PSE LLC’s Net Revenue Interest in a Wellbore below that as identified by Pioneer USA to PSE LLC in writing at the time of the Conveyance or increase PSE LLC’s Working Interest in a Wellbore above that identified by Pioneer USA to PSE LLC in writing at the time of the Conveyance without a proportionate increase in the Net Revenue Interest;
(b)    the terms and conditions of all leases, options, servitudes, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, operating agreements, construction agreements, construction and operation agreements, participation agreements, exploration agreements, partnership agreements, processing agreements, plant agreements, pipeline, gathering, exchange, and transportation agreements, disposal agreements, permits, licenses, and any other agreements affecting the Assets;
(c)    easements, rights-of-way, servitudes, permits, surface leases, and other similar rights on, over, or in respect of any of the Wellbores;
(d)    lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests, and similar burdens with respect to a Wellbore if the net cumulative effect of such burdens does not operate to reduce PSE LLC’s Net Revenue Interest in such Wellbore below that as identified by Pioneer USA to PSE LLC in writing at the time of the Conveyance or increase PSE LLC’s Working Interest in such Wellbore above that as identified by Pioneer USA to PSE LLC in writing at the time of the Conveyance without a proportionate increase in the Net Revenue Interest;
(e)    conventional rights of reassignment obligating Pioneer USA to reassign its interests in any portion of the Leases to a third party in the event PSE LLC intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest;
(f)    inchoate and unperfected liens;
(g)    tax liens being contested in good faith; and

(h)    such other defects or irregularities of title or Encumbrances as PSE LLC may have waived in writing.
“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
“Producing Interval” means, with respect to each Wellbore, the interval between and including the shallowest and deepest perforations in such Wellbore that are producing or capable of producing Hydrocarbons in Paying Quantities at the Effective Time.
“Surface Rights” means all easements, permits, licenses, servitudes, rights-of-way, surface leases, and other surface rights appurtenant to, and used or held for use in connection with, the Wellbores.
“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person and, with respect to Pioneer Southwest Energy Partners L.P., means Common Units.
“Wellbores” means the wellbores of the Added Wellbores and the New Wellbores.
“Working Interest” means, for any Wellbore, that share of costs and expenses associated with the exploration, maintenance, development, and operation of such Wellbore that PSE LLC is required to bear and pay.
(b) The remedies provided in Section 1(a) are PSE LLC’s exclusive remedies in connection with any Damages or liabilities incurred or suffered by PSE LLC in connection with the title to the Assets. The indemnification obligations of Pioneer USA as to each Conveyance shall terminate on the third anniversary of the Effective Time of such Conveyance. As to each Conveyance, (i) the aggregate liability of Pioneer USA in respect of all claims for Damages under Section 1(a) shall not exceed the amounts paid by PSE LLC to Pioneer USA in connection therewith, and (ii) Pioneer USA shall not have any obligation to indemnify PSE LLC under Section 1(a) until the total of all Damages exceed two percent (2%) of the amounts paid by PSE LLC to Pioneer USA in connection therewith. In no event shall Pioneer USA ever be liable to PSE LLC for any exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages relating to or arising out of the Conveyances; provided, however, that any exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages recovered by a third party (including a Governmental Body, but excluding any Affiliate of any Party) against PSE LLC pursuant to Section 1(a) shall be included in the Damages recoverable under such indemnity.
(c) The Parties hereby incorporate the provisions of Section 4.3 of that certain Omnibus Agreement, dated as of May 6, 2008, among Pioneer Southwest Energy Partners L.P. Pioneer Natural Resources Company, a Delaware corporation, Pioneer USA, Pioneer Natural Resources GP LLC, a Delaware limited liability company, and PSE LLC. to govern any claim for indemnification under Section 1(a).

2.    Effect of Amendment.
(a) As to any Added Wellbore and New Wellbore, in the event of a conflict between the express terms of a Conveyance and the terms of the IPO Omnibus Operating Agreement, as hereby amended, to the extent that the rights and obligations of the Parties have been allocated pursuant to the terms of such Conveyance, the terms of such Conveyance shall control.
(b) Except as provided in Section 2(a) of this Amendment, the terms of the IPO Omnibus Operating Agreement shall be applicable to the New Wellbores and the Added Wellbores from and after the effective time of the Conveyance as specified therein.
3.    Miscellaneous.
(a)    This Amendment shall be binding on the Parties and their respective successors and assigns.
(b)    This Amendment may be executed in counterparts, each of which shall be deemed an original.
(c)    Except as expressly amended by this Amendment, the IPO Omnibus Operating Agreement remains in full force and effect, and the Parties hereby adopt, ratify, and confirm the IPO Omnibus Operating Agreement, as hereby amended.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first above written, effective as of the Effective Date.

PIONEER NATURAL RESOURCES USA, INC.

By:    /s/ Mark S. Berg
Mark S. Berg, Executive Vice President
and General Counsel

PIONEER SOUTHWEST ENERGY PARTNERS USA LLC
By:    PIONEER SOUTHWEST ENERGY PARTNERS L.P.,
its sole member
By:    PIONEER NATURAL RESOURCES GP LLC,
its general partner

By:    /s/ Richard P. Dealy
Richard P. Dealy, Executive Vice President
and Chief Financial Officer